Avery Dennison Corporation
Exhibit 12
AVERY DENNISON CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended		Six Months Ended
(Dollars in millions)	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Earnings:
Income before taxes	$110.8	$125.8	$178.2	$202.7
Add: Fixed charges (1)	28.0	31.2	56.2	59.0
Amortization of capitalized interest	.9	.8	1.8	1.7
Less: Capitalized interest	(1.2)	(.9)	(2.4)	(2.0)

	$138.5	$156.9	$233.8	$261.4

Fixed charges: (1)
Interest expense	$17.7	$21.1	$35.6	$38.6
Capitalized interest	1.2	.9	2.4	2.0
Interest portion of leases	9.1	9.2	18.2	18.4

	$28.0	$31.2	$56.2	$59.0

Ratio of Earnings to Fixed Charges	4.9	5.0	4.2	4.4

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

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